Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS Q3 EARNINGS

•	Q3 Fiscal 2014 Diluted EPS of $0.40, a decrease from last year’s Q3 Diluted EPS of $0.64 and lower than prior guidance of $0.53-$0.62 provided on April 24, 2014. On July 10, 2014, the Company announced that it expected its Q3 Diluted EPS to be below this prior guidance range.

•	Q3 Fiscal 2014 Adjusted Diluted EPS of $0.35, a decrease from last year’s Q3 Adjusted Diluted EPS of $0.64 and lower than prior guidance of $0.56-$0.65 provided on April 24, 2014. On July 10, 2014, the Company announced that it expected its Q3 Adjusted Diluted EPS to be below this prior guidance range.

•	First nine months Fiscal 2014 Diluted EPS of $0.96, a decrease from last year’s first nine months Diluted EPS of $1.37

•	First nine months Fiscal 2014 Adjusted Diluted EPS of $0.92, a decrease from last year’s first nine months Adjusted Diluted EPS of $1.37

•	Projected full year Fiscal 2014 Diluted EPS of $1.11-$1.21, compared to Fiscal 2013 full year Diluted EPS of $1.78, and compared to prior Diluted EPS guidance of $1.53-$1.66. Projected full year Fiscal 2014 Adjusted Diluted EPS of $0.97-$1.07, compared to Fiscal 2013 full year Adjusted Diluted EPS of $1.69, and compared to prior Adjusted Diluted EPS guidance of $1.49-$1.62.

•	Projected full year Fiscal 2015 Diluted EPS decrease of 7% to 19% compared to projected full year Fiscal 2014 Diluted EPS. Projected full year Fiscal 2015 Adjusted Diluted EPS growth of 3% to 15% compared to projected full year Fiscal 2014 Adjusted Diluted EPS.

•	On July 23, 2014 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable September 26, 2014.

Philadelphia, PA, July 30, 2014 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2014, which ended June 30, 2014.

DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2014 RESULTS	Page 2

Third Quarter Fiscal 2014 Financial Results

•	Net income for the third quarter of fiscal 2014 was $5.5 million, a decrease compared to net income of $8.6 million for the third quarter of fiscal 2013. Diluted earnings per share for the third quarter of fiscal 2014 was $0.40, a decrease compared to $0.64 for the third quarter of fiscal 2013. This third quarter fiscal 2014 diluted earnings per share performance was lower than the Company’s prior guidance range of $0.53-$0.62 provided in its April 24, 2014 press release.

•	In its July 10, 2014 press release reporting sales for the third quarter of fiscal 2014, the Company stated that it expected diluted and adjusted diluted earnings per share for the third quarter of fiscal 2014 would be below the guidance ranges provided previously and, as such, the guidance provided previously was no longer valid. The Company was not permitted to update its 2014 earnings per share guidance in accordance with its customary quarterly practice, because it was subject to the provisions of the UK Takeover Code applicable to profit estimate disclosures, in connection with the Company’s then-pending proposed combination with Mothercare plc, which was withdrawn on July 25, 2014.

•	Net income for the third quarter of fiscal 2014 includes (1) other charges of $0.4 million, net of tax, or $0.03 per diluted share, related to the Company’s planned relocations of its headquarters and distribution facilities and $0.5 million, net of tax, or $0.04 per diluted share, related to the Company’s proposed business combination with Mothercare plc, which was withdrawn on July 25, 2014, and (2) reductions of state income tax expense, net of federal expense, of $1.7 million, or $0.12 per diluted share, related to settlements of uncertain income tax positions. Adjusted diluted earnings per share, which is presented in the financial tables at the end of this press release and excludes these items, was $0.35 for the third quarter of fiscal 2014, a decrease compared to $0.64 for the third quarter of fiscal 2013. This third quarter fiscal 2014 adjusted diluted earnings per share performance was lower than the Company’s prior guidance range of $0.56-$0.65 provided in its April 24, 2014 press release.

•	Adjusted EBITDA was $11.4 million for the third quarter of fiscal 2014, a decrease compared to $17.8 million of Adjusted EBITDA for the third quarter of fiscal 2013. Adjusted EBITDA before other charges was $12.5 million for the third quarter of fiscal 2014, a decrease compared to $17.8 million of Adjusted EBITDA before other charges for the third quarter of fiscal 2013.

•	Net sales for the third quarter of fiscal 2014 decreased 5.5% to $134.0 million from $141.9 million for the third quarter of fiscal 2013. The decrease in sales for the third quarter of fiscal 2014 compared to fiscal 2013 resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores. The net sales of $134.0 million for the third quarter were below the low end of the Company’s guidance range of $138 to $142 million provided in April 2014.

•	Comparable sales for the third quarter of fiscal 2014 decreased 5.3% compared to a comparable sales increase of 4.9% for the third quarter of fiscal 2013. The comparable sales decrease of 5.3% for the third quarter of fiscal 2014 was below the low end of the Company’s guidance range for a comparable sales change of between a decrease of 1% and an increase of 2%. Adjusting for the calendar timing shift, the Company’s calendar-adjusted comparable sales decreased 5.1% for the third quarter of fiscal 2014 and increased 5.3% for the third quarter of fiscal 2013.

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2014 RESULTS	Page 3

First Nine Months of Fiscal 2014 Financial Results

•	Net income for the first nine months of fiscal 2014 was $13.0 million, a decrease compared to net income of $18.3 million for the first nine months of fiscal 2013. Diluted earnings per share for the first nine months of fiscal 2014 was $0.96, a decrease compared to $1.37 for the first nine months of fiscal 2013.

•	Net income for the first nine months of fiscal 2014 includes (1) other charges of $0.9 million, net of tax, or $0.07 per diluted share, related to the Company’s planned relocations of its headquarters and distribution facilities and $0.5 million, net of tax, or $0.04 per diluted share, related to the Company’s proposed business combination with Mothercare plc, which was withdrawn on July 25, 2014, and (2) reductions of state income tax expense, net of federal expense, of $1.8 million, or $0.14 per diluted share, related to settlements of uncertain income tax positions. Adjusted diluted earnings per share was $0.92 for the first nine months of fiscal 2014, a decrease compared to $1.37 for the first nine months of fiscal 2013.

•	Adjusted EBITDA was $33.2 million for the first nine months of fiscal 2014, a decrease compared to $42.3 million of Adjusted EBITDA for the first nine months of fiscal 2013. Adjusted EBITDA before other charges was $34.6 million for the first nine months of fiscal 2014, a decrease compared to $42.3 million of Adjusted EBITDA before other charges for the first nine months of fiscal 2013.

•	Net sales for the first nine months of fiscal 2014 decreased 4.1% to $394.9 million from $412.0 million for the first nine months of fiscal 2013. The decrease in sales for the first nine months of fiscal 2014 compared to fiscal 2013 resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

•	Comparable sales for the first nine months of fiscal 2014 decreased 3.3% compared to a comparable sales increase of 3.0% for the first nine months of fiscal 2013. Adjusting for the calendar timing shift, the Company’s calendar-adjusted comparable sales decreased 3.3% for the first nine months of fiscal 2014 and increased 3.9% for the first nine months of fiscal 2013.

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Retail Locations

The tables below summarize store opening and closing activity for the third quarter and first nine months of fiscal 2014 and 2013, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The growth in the number of leased department locations at June 30, 2014 compared to June 30, 2013 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. As of June 30, 2014, the Company operates leased departments in 87 buybuy BABY stores, an increase from the 59 leased departments operated in buybuy BABY stores as of September 30, 2013, and the 44 leased departments operated in buybuy BABY stores as of June 30, 2013.

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Store Openings (1)
Total	5	1	16	11
Multi-Brand Store Openings	4	1	6	7

Store Closings (1)
Total	8	8	37	30
Closings Related to Multi-Brand Store Openings	1	2	4	9

Period End Retail Location Count (1)
Stores	575	606	575	606
Leased Department Locations	1,326	1,287	1,326	1,287

Total Retail Locations (1)	1,901	1,893	1,901	1,893

(1)	Excludes international franchised locations.

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

International Franchised Location Openings
Stores	1	2	1	3
Shop-in-Shop Locations	47	5	56	27

Total International Franchised Location Openings	48	7	57	30

International Franchised Location Closings (1)
Stores	2	—	3	1
Shop-in-Shop Locations	1	6	120	7

Total International Franchised Location Closings	3	6	123	8

Period End International Franchised Location Count
Stores	18	18	18	18
Shop-in-Shop Locations	59	123	59	123

Total International Franchised Locations	77	141	77	141

(1)	As previously announced, the Company’s franchise relationship with its India franchisee ended in March 2014 as a result of the Company being unable to reach mutual agreement on acceptable renewal terms with its India franchisee. International franchised location closings for the nine months ended June 30, 2014 include one store and 116 shop-in-shop locations that were operated by the Company’s India franchisee.

In November 2013, the Company announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), the largest department store company in Mexico. During the third quarter of fiscal 2014 the Company commenced its expansion in Mexico with the opening of 47 shop-in-shops in Liverpool’s department stores, and the first freestanding Destination Maternity store in Mexico, with plans to open additional shop-in-shops and freestanding stores in Mexico later in 2014 and beyond.

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Comparable Sales Data

Comparable sales data (which includes Internet sales) for the third quarter and first nine months of fiscal 2014 and 2013 is presented in the table below.

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	% increase (decrease)		% increase (decrease)
Comparable Sales
Reported basis	(5.3)%	4.9%	(3.3)%	3.0%
Adjusted for calendar timing shift	(5.1)%	5.3%	(3.3)%	3.9%

Refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of calendar-adjusted comparable sales.

Dividend and Authorized Stock Repurchase Program

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.20 per share, payable September 26, 2014 to stockholders of record at the close of business on September 5, 2014. The Company’s Board of Directors has also extended the Company’s authorized stock repurchase program, so that it now expires on July 31, 2016. Under the program, the Company may repurchase up to $10 million of the Company’s outstanding common stock from time to time through solicited or unsolicited transactions in the open market or in negotiated or other transactions. Prior to the extension, the program was scheduled to expire on July 31, 2014. To date, the Company has not repurchased any shares under the program.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are very disappointed in our sales and earnings results for the third quarter. Our sales for the third quarter were considerably weaker than planned. We attribute this sales weakness to (1) a continued difficult overall economic and retail environment, resulting in decreased store traffic for us and many retailers, (2) weaker consumer reception than expected to certain portions of our merchandise assortments, reflecting continued opportunity to enhance our merchandise assortments, (3) the negative sales impact from the current popularity of many

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looser-fitting fashion trends in the non-maternity women’s apparel market, such as maxi dresses, baby doll dresses, active bottoms with elastic waists, other soft knit elastic-waist bottoms and shorts, and oversized peasant-style woven tops, all of which can more readily fit a pregnant woman than typical non-maternity fashions, and could thus be purchased in numerous non-maternity retail stores, and not only in our stores, (4) the later arrival of warmer, Spring-like weather versus last year throughout much of the United States, which shortened the full-price selling season for Spring and Summer merchandise and led to our higher than planned price promotional and markdown activity to manage inventory in the face of lower than planned sales and earlier and deeper price promotional activity among our maternity apparel competitors, and (5) some increased competitive activity in the maternity apparel space compared to last year. Our sales for the quarter were well below the low end of our expected sales range and, as a result of this sales shortfall, as well as weakness in gross margin due to higher than planned price promotional and markdown activity, our earnings for the third quarter were significantly below the low end of our prior earnings guidance range that we provided in our April 24, 2014 press release, and significantly lower than our third quarter fiscal 2013 earnings.

“Our total sales of $134.0 million for the third quarter were below the low end of our sales guidance range of $138 to $142 million provided in our April 24, 2014 press release, primarily due to our reported comparable sales decrease of 5.3%, which was below the low end of our guidance range for a comparable sales change of between a decrease of 1% and an increase of 2% for the quarter.

“We have seen improvement in our sales trend in July compared to our third quarter sales performance, and we expect to realize additional improvement as we move into the Fall product selling season later in our fourth quarter and beyond. We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment, customer engagement and customer experience.”

Relocations of Corporate Headquarters and Distribution Operations

“As we announced in September 2013, we are very excited about our plans to relocate our corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey. We have recently started the interior renovations to the office building in Moorestown, New Jersey that will house our new corporate headquarters, which will provide a more modern, spacious, bright and open office environment for our headquarters team members. In March 2014 we had the groundbreaking ceremony for our new, build-to-suit, state-of-the-art distribution facility in Florence, New Jersey. We plan to relocate our corporate headquarters in late calendar 2014 and our distribution operations in early/mid calendar 2015.

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“We expect to close on the sale of our current headquarters/distribution facility by the end of fiscal 2014, and expect to realize a gain from the sale of this facility. We will also incur some charges to earnings in fiscal 2014 and 2015 related to the closure of our existing facilities and the preparation for occupancy of our new facilities. We project that our “other charges (income)” related to our facilities relocations, including both the projected gain on the sale of our current headquarters/distribution facility, and the charges associated with the facilities relocations, will be (1) approximately $1.4 million of pretax income, or approximately $0.9 million income after tax ($0.06 per diluted share), for fiscal 2014, and (2) approximately $2.4 million of pretax expense, or approximately $1.5 million expense after tax ($0.11 per diluted share), for fiscal 2015. We project that, once we are fully operating in both our new headquarters and new distribution center facilities, which we expect to begin during the latter part of fiscal 2015, our ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and our ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

“Capital expenditures associated with the relocations are planned at between $20 and $22 million for fiscal 2014, with nearly $4 million of this amount expected to be offset by construction allowance contributions from our landlord. Additionally, we expect approximately $16 million of capital expenditures for the relocations in fiscal 2015.”

Proposed Business Combination

“On July 2, 2014 we made an announcement confirming our interest in a possible combination with Mothercare plc and confirming our submission of two non-binding written proposals for a possible combination, both of which had been rejected by the Board of Directors of Mothercare. This announcement was required by the UK Takeover Code in light of press speculation at the time regarding our interest in a possible combination with Mothercare, the shares of which are traded on the London Stock Exchange.

“While we believe that our proposal was compelling, it is clear that the shareholders of Mothercare believe that only a very significant increase in the value of such proposal would have been acceptable. As a result, on July 25, 2014 we announced that we would not make an offer for Mothercare plc and we withdrew our proposal for a possible combination.

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“We believe that there was a strong strategic rationale for the combination of these highly complementary businesses, which would have enhanced the product range of both companies, spanning the pregnancy to toddler life-cycle. We believe the combination would have created a global leader in maternity, baby and children’s apparel and products, capable of accelerating the growth and long-term development of both businesses across channels and in markets around the world.

“Our proposals to Mothercare about a possible combination show our willingness to pursue potential opportunities to help drive shareholder value for Destination Maternity and are consistent with our stated strategic objective to enhance our position as a global leader in maternity apparel, including through international expansion. At the same time, our decision to withdraw our proposal demonstrates that we will continue to maintain strict financial discipline in evaluating potential initiatives and opportunities.

“We estimate that we have incurred total pretax charges of approximately $1.2 million in fiscal 2014 related to our proposal for a possible business combination, primarily for legal and other professional fees, of which $0.8 million was incurred in the third quarter and $0.4 million has been incurred in July prior to the withdrawal of our proposal.”

Guidance for Fiscal 2014

“Looking forward, we are confident that we can improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2014 is as follows:

•	Net sales in the $519.5 to $524.0 million range, representing a projected sales decrease of between 3.0% and 3.8% compared to fiscal 2013 net sales of $540.3 million. This sales guidance range is based on a projected comparable sales decrease of between 2.3% and 3.0%.

•	Gross margin for fiscal 2014 is expected to decrease between 90 and 110 basis points compared to the fiscal 2013 gross margin of 53.9%.

•

Total selling, general and administrative expenses (SG&A) are expected to decrease between 0% and 1% compared to fiscal 2013 SG&A of $252.0 million. The slight projected decrease in SG&A for the full year reflects cost reductions resulting from the Company’s continued closure of underperforming stores,

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decreased variable incentive compensation expense, and continued tight expense controls, partially offset by additions of talent to drive sales and other inflationary wage and wage related expense increases, and increased marketing and advertising expenses.

•	Other charges (income) are projected to be a net pretax income amount of $0.2 million, consisting of (1) charges related to the Company’s previously announced relocations, projected to be pretax expense of $2.3 million, reflecting primarily projected non-cash charges of $2.1 million for accelerated depreciation and amortization expense, and pre-opening rent expense for the new headquarters facility; (2) gain on sale of the Company’s current headquarters/distribution facility, projected to be pretax income of $3.7 million; and (3) charges related to the Company’s proposed business combination with Mothercare, which was withdrawn on July 25, 2014, projected to be a net pretax expense amount of $1.2 million, reflecting legal and other professional fees. The overall after-tax impact of this “other income” is projected to be $0.01 per diluted share of income.

•	Operating income in the $22.0 to $24.2 million range, a projected decrease compared to fiscal 2013 operating income of $37.5 million. Operating income before the $0.2 million of net pretax other income is projected in the $21.8 to $24.0 million range.

•	Diluted earnings per share of between $1.11 and $1.21 per share for fiscal 2014, a projected decrease compared to diluted earnings per share of $1.78 per share for fiscal 2013. Projected diluted earnings per share for fiscal 2014 includes (1) net after-tax other income of $0.01 per diluted share related to (a) charges incurred for the Company’s planned relocations ($1.4 million after-tax expense or $0.11 per diluted share), (b) gain on sale of its current corporate headquarters and distribution center building ($2.3 million after-tax income or $0.17 per diluted share), and (c) charges related to the Company’s proposed business combination with Mothercare, which was withdrawn on July 25, 2014 ($0.7 million after-tax expense or $0.05 per diluted share), and (2) reductions of state income tax expense, net of federal expense, of $1.8 million, or $0.13 diluted per share, related to settlements of uncertain income tax positions. Diluted earnings per share for fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $0.09 per diluted share. The Company’s prior diluted earnings per share guidance range provided on April 24, 2014 was $1.53-$1.66.

•	Adjusted diluted earnings per share is projected to be between $0.97 and $1.07 per share for fiscal 2014, a projected decrease compared to adjusted diluted earnings per share of $1.69 per share for fiscal 2013. The Company’s prior Adjusted diluted earnings per share guidance range provided on April 24, 2014 was $1.49-$1.62.

•	Adjusted EBITDA in the $39.4 to $41.6 million range, a projected decrease compared to the fiscal 2013 Adjusted EBITDA of $54.0 million. Adjusted EBITDA before other charges is projected in the $41.8 to $44.0 million range.

•	Open 21 to 23 new stores during the year, including 7 to 8 new multi-brand Destination Maternity nameplate stores, and close approximately 51 to 54 stores, with 7 to 8 of these planned store closings related to openings of new Destination Maternity nameplate stores.

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Capital expenditures planned at between $43 and $48 million compared to fiscal 2013 capital expenditures of $15.1 million. Excluding approximately $20 to $22 million of planned fiscal 2014 capital expenditures associated with the relocations, capital expenditures are planned at between $23 and $26 million, compared to fiscal 2013 capital expenditures of $15.1 million. Excluding capital expenditures associated with the relocations, after deducting projected tenant construction allowance

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payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $18 and $21 million, compared to $12.7 million in fiscal 2013. Our planned capital expenditures include significant investments for the relocations of our headquarters and distribution operations, store enhancements, store remodels, relocations and new stores, as well as continued investments in information systems and technology.

•	Inventory at fiscal 2014 year end planned to be approximately 5-7% higher than fiscal 2013 year end.

•	Given these assumptions, the Company expects capital expenditures to exceed net cash provided by operating activities by between $13 and $20 million for the full year fiscal 2014. Excluding the approximately $20 to $22 million of capital expenditures related to the relocations of our corporate headquarters and distribution operations, projected full year fiscal 2014 free cash flow (defined as net cash provided by operating activities minus capital expenditures) is between $1 and $7 million. Based on the Company’s current quarterly dividend rate of $0.20 per share, we project that we will pay $10.8 million of cash dividends during fiscal 2014 and $11.0 million on an annualized basis.

“Our financial guidance for the fourth quarter of fiscal 2014 is as follows:

•	Net sales in the $124.5 to $129.0 million range.

•	A projected comparable sales change of between a decrease of 2.5% and an increase of 0.5% on a reported basis.

•	Diluted earnings per share of between $0.16 and $0.26 per share, compared to diluted earnings per share of $0.42 for the fourth quarter of fiscal 2013.

•	Adjusted diluted earnings per share of between $0.04 and $0.14 per share, compared to adjusted diluted earnings per share of $0.33 for the fourth quarter of fiscal 2013.”

Guidance for Fiscal 2015

“Our preliminary financial guidance for the full year fiscal 2015 is as follows:

•	A projected net sales increase of between 0.0% and 3.5% versus fiscal 2014.

•	A projected comparable sales increase of between 0.0% and 3.0%.

•	A projected decrease in diluted earnings per share of between 7% and 19% versus fiscal 2014.

•	A projected increase in adjusted diluted earnings per share of between 3% and 15% versus fiscal 2014.”

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Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all of our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

•	Increase omnichannel comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing;

•	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus;

•	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

•	Continue to close underperforming stores.

3.	Grow our business in a profitable manner, through:

•	International expansion;

•	Potential growth in our leased department and licensed relationships;

•	Increased utilization of the Internet to drive sales, focusing on both direct Internet sales and enhanced digital marketing initiatives to drive store sales as part of our omnichannel strategy;

•	Selective new store openings and relocations in the U.S. and Canada; and

•	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Serve the maternity apparel customer like no one else can, by maintaining and intensifying our primary focus on delivering great maternity apparel product and service in each of our brands and store formats.”

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each

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calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on a calendar-adjusted basis. For the third quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday April 1, 2014 through Monday June 30, 2014 compared to the period Tuesday April 2, 2013 through Monday July 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2014 by approximately 0.2 percentage points. Thus, calendar-adjusted comparable sales for the third quarter of fiscal 2014 decreased 5.1%, compared to the reported comparable sales decrease of 5.3%. For the first nine months of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Monday June 30, 2014 compared to the period Tuesday October 2, 2012 through Monday July 1, 2013. The Company estimates the calendar shift had negligible impact on its reported comparable sales for the first nine months of fiscal 2014. Thus, both calendar-adjusted comparable sales and reported comparable sales for the first nine months of fiscal 2014 decreased 3.3%. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2013 by approximately 0.4 percentage points. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first nine months of fiscal 2013 by approximately 0.9 percentage points, primarily as a result of: (1) having one less Saturday versus the first nine months of fiscal 2012, and (2) having one less day versus the first nine months of fiscal 2012 due to the leap year in 2012.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including (1) Adjusted net income, (2) Adjusted net income per share (diluted), (3) Adjusted EBITDA, (4) Adjusted EBITDA before other charges, (5) Adjusted EBITDA margin, and (6) Adjusted EBITDA margin before other charges. In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from

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institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2014 earnings and future financial guidance. You can participate in this conference call by calling (866) 314-5232 in the United States and Canada or (617) 213-8052 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “74715205.” In the event that you are unable to participate in the call, a replay will be available through Wednesday, August 13, 2014 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “21268439.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2014, Destination Maternity operates 1,901 retail locations, including 575 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,326 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of June 30, 2014, Destination Maternity has 77 international franchised locations, including 18 Destination Maternity branded stores and 59 shop-in-shop locations.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding the

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2014 RESULTS	Page 14

continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, potential stock repurchases, results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net sales	$134,020	$141,886	$394,911	$412,009
Cost of goods sold	64,421	64,598	185,639	190,573

Gross profit	69,599	77,288	209,272	221,436
Gross margin	51.9%	54.5%	53.0%	53.7%
Selling, general and administrative expenses (SG&A)	61,338	63,000	187,644	190,275
SG&A as a percentage of net sales	45.8%	44.4%	47.5%	46.2%
Store closing, asset impairment and asset disposal expenses	533	215	975	949
Other charges	1,414	—	2,207	—

Operating income	6,314	14,073	18,446	30,212
Interest expense, net	99	104	303	431
Loss on extinguishment of debt	—	—	—	9

Income before income taxes	6,215	13,969	18,143	29,772
Income tax provision	739	5,378	5,161	11,462

Net income	$5,476	$8,591	$12,982	$18,310

Net income per share – basic	$0.41	$0.65	$0.97	$1.38

Average shares outstanding – basic	13,479	13,302	13,436	13,255

Net income per share – diluted	$0.40	$0.64	$0.96	$1.37

Average shares outstanding – diluted	13,577	13,465	13,568	13,404

Supplemental information:
Net income, as reported	$5,476	$8,591	$12,982	$18,310
Add: other charges for relocations, net of tax	399	—	893	—
Add: other charges for proposed business combination, net of tax	478	—	478	—
Add: loss on extinguishment of debt, net of tax	—	—	—	6
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	(1,654)	—	(1,824)	—

Adjusted net income	$4,699	$8,591	$12,529	$18,316

Adjusted net income per share – diluted	$0.35	$0.64	$0.92	$1.37

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,424	$24,555
Trade receivables, net	9,517	12,463
Inventories	80,361	86,546
Deferred income taxes	8,789	8,012
Prepaid expenses and other current assets	11,032	6,927

Total current assets	126,123	138,503
Property, plant and equipment, net	66,688	53,447
Other assets	17,403	16,031

Total assets	$210,214	$207,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,747	$23,810
Accrued expenses and other current liabilities	40,714	39,417

Total current liabilities	56,461	63,227
Deferred rent and other non-current liabilities	23,760	22,121

Total liabilities	80,221	85,348
Stockholders’ equity	129,993	122,633

Total liabilities and stockholders’ equity	$210,214	$207,981

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2014	September 30, 2013	June 30, 2013

Cash and cash equivalents	$16,424	$24,555	$30,832
Inventories	80,361	86,546	74,661
Property, plant and equipment, net	66,688	53,447	51,287
Total debt	—	—	—
Stockholders’ equity	129,993	122,633	118,509

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2014	2013
Operating Activities
Net income	$12,982	$18,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,370	9,262
Stock-based compensation expense	2,680	2,000
Loss on impairment of long-lived assets	659	740
Loss on disposal of assets	78	72
Loss on extinguishment of debt	—	9
Deferred income tax benefit	(1,322)	(1,240)
Amortization of deferred financing costs	148	152
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	2,947	(118)
Inventories	6,185	14,092
Prepaid expenses and other current assets	(4,105)	(1,560)
Other non-current assets	(484)	43
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(5,530)	(574)
Deferred rent and other non-current liabilities	2,235	71

Net cash provided by operating activities	27,843	41,259

Investing Activities
Capital expenditures	(23,879)	(9,064)
Proceeds from sale of property, plant and equipment	69	—
Additions to intangible assets	(1,587)	(392)

Net cash used in investing activities	(25,397)	(9,456)

Financing Activities
Decrease in cash overdraft	(2,274)	(402)
Repayment of long-term debt	—	(15,257)
Deferred financing costs paid	—	(914)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(1,809)	(633)
Cash dividends paid	(8,040)	(7,263)
Proceeds from exercise of stock options	215	549
Excess tax benefit from exercise of stock options and restricted stock vesting	1,325	598

Net cash used in financing activities	(10,583)	(23,322)

Effect of exchange rate changes on cash and cash equivalents	6	(25)

Net (Decrease) Increase in Cash and Cash Equivalents	(8,131)	8,456
Cash and Cash Equivalents, Beginning of Period	24,555	22,376

Cash and Cash Equivalents, End of Period	$16,424	$30,832

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net income	$5,476	$8,591	$12,982	$18,310
Add: income tax provision	739	5,378	5,161	11,462
Add: interest expense, net	99	104	303	431
Add: loss on extinguishment of debt	—	—	—	9

Operating income	6,314	14,073	18,446	30,212
Add: depreciation and amortization expense	3,818	3,092	11,370	9,262
Add: loss on impairment of long-lived assets	304	52	659	740
Add: loss on disposal of assets	117	76	78	72
Add: stock-based compensation expense	831	504	2,680	2,000

Adjusted EBITDA (1)	11,384	17,797	33,233	42,286
Add: other charges for relocations (2)	361	—	594	—
Add: other charges for proposed business combination	770	—	770	—

Adjusted EBITDA before other charges	$12,515	$17,797	$34,597	$42,286

Net sales	$134,020	$141,886	$394,911	$412,009

Operating income margin (operating income as a percentage of net sales)	4.7%	9.9%	4.7%	7.3%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	8.5%	12.5%	8.4%	10.3%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	9.3%	12.5%	8.8%	10.3%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, for the third quarter and nine months ended June 30, 2014, excludes accelerated depreciation expense of $283 and $843, respectively, included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended June 30, 2014

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$523,161
Cost of goods sold	244,364

Gross profit	278,797
Gross margin	53.3%
Selling, general and administrative expenses (SG&A)	249,395
SG&A as a percentage of net sales	47.7%
Store closing, asset impairment and asset disposal expenses	1,467
Other charges (1)	2,207

Operating income	25,728
Interest expense, net	404

Income before income taxes	25,324
Income tax provision	6,709

Net income	$18,615

Net income per share – basic	$1.39

Average shares outstanding – basic	13,408

Net income per share – diluted	$1.37

Average shares outstanding – diluted	13,562

Supplemental information:
Net income	$18,615
Add: other charges for relocations, net of tax (2)	893
Add: other charges for proposed business combination, net of tax (3)	478
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	(1,824)
Less: recognition of state income tax benefits resulting from regulation changes	(1,216)

Adjusted net income	$16,946

Adjusted net income per share – diluted	$1.25

(1)	Represents charges related to (a) the Company’s planned relocations of its headquarters and distribution operations, and (b) the Company’s proposed business combination, which was withdrawn on July 25, 2014.
(2)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.
(3)	Represents charges related to the Company’s proposed business combination, which was withdrawn on July 25, 2014.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

For the Twelve Months Ended June 30, 2014

(in thousands, except percentages)

(unaudited)

Net income	$18,615
Add: income tax provision	6,709
Add: interest expense, net	404

Operating income	25,728
Add: depreciation and amortization expense	14,532
Add: loss on impairment of long-lived assets	705
Add: loss on disposal of assets	534
Add: stock-based compensation expense	3,451

Adjusted EBITDA	44,950
Add: other charges for relocations (1)	594
Add: other charges for business combinations	770

Adjusted EBITDA before other charges	46,314

Net sales	$523,161

Operating income margin (operating income as a percentage of net sales)	4.9%

Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	8.6%

Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	8.9%

(1)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $843 included in depreciation and amortization expense above.

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the Year Ending September 30, 2014	Actual for the Year Ended September 30, 2013

Net income per share – diluted (1)	$ 1.11 to 1.21	$1.78
Less: per share effect of other income (2)	(0.01)	—
Add: per share effect of loss on extinguishment of debt	—	0.00
Less: per share effect of reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	(0.13)	—
Less: per share effect of recognition of state income tax benefits resulting from regulation changes	—	(0.09)

Adjusted net income per share - diluted (1)	$ 0.97 to 1.07	$1.69

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Represents projected gain on sale of the Company’s current headquarters/distribution facility, partially offset by projected charges related to the Company’s planned relocations of its headquarters and distribution operations and the Company’s proposed business combination, which was withdrawn on July 25, 2014.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the Fourth Quarter Ending September 30, 2014 (1)	Actual for the Fourth Quarter Ended September 30, 2013

Net income per share – diluted (2)	$ 0.16 to 0.26	$0.42
Less: per share effect of other income (3)	(0.11)	—
Less: recognition of state income tax benefits resulting from regulation changes	—	(0.09)

Adjusted net income per share - diluted (2)	$ 0.04 to 0.14	$0.33

(1)	Components do not add to total due to rounding.
(2)	Projected net income and projected adjusted net income per share – diluted for the fourth quarter ending September 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(3)	Represents projected gain on sale of the Company’s current headquarters/distribution facility, partially offset by projected charges related to the Company’s planned relocations of its headquarters and distribution operations and the Company’s proposed business combination, which was withdrawn on July 25, 2014.

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges

(in millions)

(unaudited)

	Projected for the Year Ending September 30, 2014	Actual for the Year Ended September 30, 2013 (1)

Net income	$ 15.1 to 16.5	$23.9
Add: income tax provision	6.5 to 7.3	13.0
Add: interest expense, net	0.4	0.5
Add: loss on extinguishment of debt	—	0.0

Operating income	22.0 to 24.2	37.5
Add: depreciation and amortization expense	15.4	12.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	(1.6)	1.3
Add: stock-based compensation expense	3.6	2.8

Adjusted EBITDA	39.4 to 41.6	54.0
Add: other charges (2)	2.4	—

Adjusted EBITDA before other charges	$ 41.8 to 44.0	$54.0

(1)	Components do not add to total due to rounding.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes $1.1 million in fiscal 2014 representing accelerated depreciation and amortization expense (included in depreciation and amortization expense above) and $(3.7) million representing projected gain on sale of the Company’s current headquarters/distribution facility (included in gain on disposal of assets above).

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